Exhibit 99.1

[LOGO OF HARTE HANKS] Corporate Headquarters P.O. Box 269 San Antonio, TX 78291-0269 Phone: (210) 829-9000 Fax: (210) 829-9403 www.harte-hanks.com	News Release

FOR IMMEDIATE RELEASE April 21, 2004	Media & Financial Contact: Dean Blythe (210) 829-9138 dblythe@harte-hanks.com

HARTE-HANKS REPORTS FIRST QUARTER EPS GROWTH OF 16.7% ON

REVENUE GROWTH OF 9.2%

Note: Harte-Hanks will hold a first quarter earnings conference call on April 21, 2004 at 10 AM CST. The number is 888-603-6972 domestic or 210-234-0004 international, pass code Harte-Hanks. There will be an audio replay available shortly after the call through April 28, 2004. To access, please call 800-945-8765 or visit www.harte-hanks.com/earnings_audio/audio_stream.html.

SAN ANTONIO, TX — Harte-Hanks, Inc. (NYSE: HHS) today reported first quarter 2004 diluted earnings per share of $0.21 on revenues of $236.3 million. These results compare to diluted earnings per share of $0.18 on $216.3 million in revenue for the first quarter of 2003.

The following table presents financial highlights of the company’s operations for the first quarter of 2004. Full financial results are attached.

RESULTS FROM OPERATIONS

(In thousands, except per share amounts)	Three Months Ended March 31,
	2004	2003	% Change
Operating revenues	$236,252	$216,320	9.2%
Operating income	31,558	27,833	13.4%
Net income	18,789	16,378	14.7%
Diluted earnings per share	0.21	0.18	16.7%
Diluted shares (weighted average common and common equivalent shares outstanding)	89,030	91,411	-2.6%

In the discussion below the company intends to provide investors a better understanding of the operating results and underlying trends to measure past and future performance and liquidity. Harte-Hanks evaluates operating performance based on several measures, including the non-GAAP measure of free cash flow, defined as net income plus depreciation and amortization less capital expenditures, as Harte-Hanks believes this is an important measure of the operational strength of its business.

Commenting on the first quarter 2004 performance, Chief Executive Officer Richard Hochhauser said, “Our people delivered a terrific quarter and we are pleased with the results. Diluted earnings per share increased 16.7% on 9.2% revenue growth. Operating income grew 13.4% and we generated $16.5 million of free cash flow, which was influenced by continued heavy capital investment in our business. We measure free cash flow as net income plus depreciation and amortization less capital expenditures.”

Discussing the performance of individual business segments, Hochhauser said, “Shoppers had a fantastic quarter. Operating income increased 16.9% on revenue growth of 11.8%. This was the second quarter in a row that shoppers had double-digit operating income growth and a continuation of a long string of quarters with positive revenue and operating income growth. Shopper growth was driven by both ROP (in-book advertising), especially real estate and employment related advertising, and distribution products.”

Turning to direct marketing performance, Hochhauser said, “Direct marketing had a solid quarter with operating income up 8.2% on 7.6% revenue growth, our strongest year-over-year revenue growth in over 4 years. Our financial, high-tech/telecom and healthcare/pharma vertical markets all showed double-digit revenue growth over the prior year. Retail and select markets showed some weakness, each declining in the low single digits. We said in the fourth quarter release that we were more optimistic in direct marketing going into 2004 than we had been for a few years, and this optimism proved to be well founded for the first quarter. While still not as robust as the pre-recession growth environment, this sentiment still stands going into the second quarter and with our strong management team we believe we have the right people to make it happen.”

Concluding, Hochhauser said, “We are pleased with our earnings per share performance in the first quarter, and our goal is to continue to improve earnings per share.”

Statements in this release concerning the Company’s business outlook or future financial performance and other statements that are not historical facts are “forward looking statements” as the term is defined under applicable Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those statements. Such risks, uncertainties, and factors include, but are not limited to, public concern over consumer privacy issues, which may lead to enactment of legislation restricting or prohibiting the collection and use of information that is currently legally available, competitive pressures, fluctuations in paper prices and postal rates, and general or regional economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K.

Highlights of the first quarter included:

•

Harte-Hanks acquired Avellino Technologies Ltd., a leading provider of data profiling technology. Harte-Hanks is integrating Trillium Software System® and the Avellino Discovery Software solution, which signifies a shift in the industry from separate point solutions for data quality and data profiling, to a single solution enabling companies to implement enterprise information asset management. Joining these two “best of breed” solutions allows organizations, for the first time, to define, assess, improve and monitor how well data meets the needs of enterprise business processes. Harte-Hanks will still offer Trillium Software and Avellino Discovery as standalone products as well as an integrated solution within the Trillium Software System. Founded in 1997, Avellino Technologies Ltd. is located in Aldermaston, UK.

•	Harte-Hanks signed a contract with a large home and commercial appliance manufacturer to handle inbound customer service calls for most of the appliance manufacturer’s brands. This includes scheduling in-home service calls.

•	Harte-Hanks promoted Kathy Calta, Jim Davis, and Bill Goldberg to Senior Vice President and Bob Colucci, Frank Harvey, and Dave LaGreca to Vice President.

•	Kathy Calta (45) has served more than 18 years with Harte-Hanks in various sales and management positions, including most recently as corporate vice president—direct marketing of Harte-Hanks, responsible for the database and data services businesses within direct marketing. She holds an undergraduate degree from Mansfield University.

•	Jim Davis (56) has been with Harte-Hanks since 1993 when Harte-Hanks acquired the company Jim was with. He most recently was corporate vice president—direct marketing of Harte-Hanks, responsible for the financial services businesses within direct marketing. He received his undergraduate degree from the University of Florida.

•	Bill Goldberg (46) has served 25 years with the company in various sales and management positions. He most recently served as corporate vice president—direct marketing of Harte-Hanks, heading up the multi-market sales organization for direct marketing. He earned an undergraduate degree from the University of Missouri.

•	Bob Colucci (55) has been with Harte-Hanks since 1996, most recently serving as Managing Director within the direct marketing business of Harte-Hanks, responsible for several of the retail businesses in direct marketing. He is a retired Navy Captain. He received an undergraduate degree from Miami University (Ohio) and a Master of Science degree from the Naval Postgraduate School.

•	Frank Harvey (42) has been with Harte-Hanks since 1999, most recently serving as Managing Director within the direct marketing business of Harte-Hanks, responsible for the direct and interactive businesses in direct marketing. He received an undergraduate degree from the Medical College of Virginia and a master’s degree in business administration from the University of Phoenix.

•	Dave LaGreca (39) has been with Harte-Hanks since 1997, most recently serving as chief information officer of the direct marketing business. He received an undergraduate degree from the University of Illinois.

•	Harte-Hanks named David Zaritsky as its new Managing Director, pharmaceutical market, in charge of all direct marketing sales to pharmaceutical and life sciences clients. Zaritsky has 13 years of experience in pharmaceutical markets, most recently as vice president of sales with Promex Medical, Inc., a drug sampling service provider.

•	Harte-Hanks has opened a new customer data solutions facility in Stuttgart, Germany to support its growing database business in Europe. Among the services that Harte-Hanks offers there are marketing data management, as well as analytics and campaign management support. Initially, Harte-Hanks will use the Stuttgart location to support the business-to-business marketing needs of a leading technology company, while using the facility to expand business in Europe. Harte-Hanks also has facilities in five other European countries: United Kingdom, Belgium, Ireland, France and Spain.

•	Harte-Hanks Shoppers expanded into 158,000 additional homes in the first quarter. This included 94,000 homes in the Northern California neighborhoods of Antioch, Pittsburgh, Brentwood, Byron, Knightsen, Oakley and Discovery Bay, 20,000 homes in the Southern California neighborhoods of Highland Park and North Los Angeles and 44,000 homes in South Florida’s Aventura community.

•	Harte-Hanks Shoppers promoted Jamie Delperdang to Vice President, National Accounts. Delperdang, a 13-year Harte-Hanks veteran, has held several sales and sales management positions in Shoppers, most recently General Sales Manager of PennySaver’s South Orange County, CA publications.

•	Harte-Hanks Shoppers Northern California PennySaver increased readership by an average of more than 40 percent in 2003, according to Fall surveys by The Media Audit, an independent readership auditing firm. The Fall 2003 Media Audit survey showed a significant increase in readership over Fall 2002. In the Bay area, there was an increase over the previous year in single-issue readership of 264,300 more adult readers. In the smaller Sacramento market, PennySaver reached 45,100 more single-issue readers in Fall 2003 than in Fall 2002.

•	Harte-Hanks named Steve Hacker Vice President, Legal and Secretary. Hacker was previously a partner in the corporate department of the global law firm of Baker Botts L.L.P. from April 2002 to January 2004, and was a partner in the corporate securities group of the national law firm of Gray Cary L.L.P. where he worked from January 1998 until April 2002.

•	Harte-Hanks paid a regular cash dividend, increased from 3.0 cents to 4.0 cents per share, on March 15, 2004 to shareholders of record on March 1, 2004. This is the ninth dividend increase since the company went public in 1993 for the second time.

•	Harte-Hanks purchased 0.7 million shares of its common stock in the first quarter. This leaves approximately 3.5 million shares under its current repurchase authorization.

•	The annual meeting of shareholders will be held at 10 A.M. on May 18, 2004 at 200 Concord Plaza Drive, first floor, San Antonio, Texas.

Harte-Hanks, Inc., San Antonio, TX, is a worldwide, direct and targeted marketing company that provides direct marketing services and shopper advertising opportunities to a wide range of local, regional, national and international consumer and business-to-business marketers. Harte-Hanks

Direct Marketing improves the return on its clients’ marketing investment with a range of services organized around five solution points: Construct and update the database — Access the data — Analyze the data — Apply the knowledge — Execute the programs. Experts at each element within this process, Harte-Hanks Direct Marketing is highly skilled at tailoring solutions for each of the vertical markets it serves. Harte-Hanks Shoppers is North America’s largest owner, operator and distributor of shopper publications, with shoppers that are zoned into more than 850 separate editions reaching more than 10 million households in California and Florida each week.

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For more information, contact: Chief Financial Officer Dean Blythe (210) 829-9138 or e-mail at dblythe@harte-hanks.com.

This release and other information about Harte-Hanks can be found on the World Wide Web at http://www.harte-hanks.com

Harte-Hanks, Inc.

Consolidated Statements of Operations

	Three months ended March 31,
In thousands, except per share data	2004	2003
Operating revenues	$236,252	$216,320
Operating expenses:
Labor	94,140	86,043
Production and distribution	83,352	75,845
Advertising, selling, general and administrative	19,988	18,643
Depreciation and amortization	7,214	7,956

	204,694	188,487

Operating income	31,558	27,833

Other expenses (income):
Interest expense	172	209
Interest income	(218)	(47)
Other, net	489	581

	443	743

Income from operations before income taxes	31,115	27,090
Income tax expense	12,326	10,712

Net income	$18,789	$16,378

Basic earnings per common share	$0.21	$0.18

Weighted-average common shares outstanding	87,453	89,833

Diluted earnings per common share	$0.21	$0.18

Weighted-average common and common equivalent shares outstanding	89,030	91,411

Note: Certain 2003 amounts have been reclassified for comparative purposes.

Harte-Hanks, Inc.

Business Segment Information

	Three months ended March 31,
In thousands	2004	2003	% Change
OPERATING REVENUES:
Direct Marketing	$144,828	$134,572	7.6%
Shoppers	91,424	81,748	11.8%

Total operating revenues	$236,252	$216,320	9.2%

OPERATING INCOME:
Direct Marketing	$15,555	$14,370	8.2%
Shoppers	18,346	15,696	16.9%
General corporate expense	(2,343)	(2,233)	-4.9%

Total operating income	$31,558	$27,833	13.4%

DEPRECIATION AND AMORTIZATION
Direct Marketing	$5,793	$6,566	-11.8%
Shoppers	1,413	1,383	2.2%
General corporate expense	8	7	14.3%

Total depreciation and amortization	$7,214	$7,956	-9.3%

Reconciliation of Net Income to Free Cash Flow

	Three months ended March 31,
In thousands	2004	2003
Net Income	$18,789	$16,378
Add: depreciation and amortization	7,214	7,956
Less: capital expenditures	9,533	8,059

Free cash flow	$16,470	$16,275

Harte-Hanks, Inc.

Consolidated Balance Sheets (in thousands, except share amounts)

	March 31, 2004	December 31, 2003
Assets
Current Assets
Cash and cash equivalents	$33,160	$32,151
Accounts receivable, net	145,900	152,703
Inventory	5,299	5,213
Prepaid expenses	16,492	13,816
Current deferred income tax asset	8,854	7,682
Other current assets	6,338	5,732

Total current assets	216,043	217,297

Property, plant and equipment, net	105,562	97,747
Goodwill, net	446,956	437,156
Other intangibles, net	2,517	2,667
Other assets	3,762	4,263

Total assets	$774,840	$759,130

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$45,019	$47,891
Accrued payroll and related expenses	21,722	22,808
Customer deposits and unearned revenue	55,861	48,658
Income taxes payable	16,274	7,776
Other current liabilities	5,825	6,939

Total current liabilities	144,701	134,072

Long-term debt	—	5,000
Other long-term liabilities	68,762	64,460

Total liabilities	213,463	203,532

Stockholders’ equity
Common stock, $1 par value, authorized: 250,000,000 shares Issued at March 31, 2004: 113,655,025 shares; at December 31, 2003: 113,280,794 shares	113,655	113,281
Additional paid-in-capital	241,414	235,996
Accumulated other comprehensive loss	(18,734)	(18,790)
Retained Earnings	814,248	798,974
Less treasury stock, March 31, 2004: 26,485,184 shares at cost; December 31, 2003: 25,788,502 shares at cost	(589,206)	(573,863)

Total stockholders’ equity	561,377	555,598

Total liabilities and stockholders’ equity	$774,840	$759,130